FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                     1101 Pennsylvania Ave. N.W., Suite 800
                          Washington, D.C. 20004-2505
                                202 - 693 - 7000
                              Fax 202 - 639 - 7008

                             November 15, 1996


                                                     PRIVILEGED AND CONFIDENTIAL
                                                           ATTORNEY WORK PRODUCT

Accolade Funds
7900 Callaghan Road
San Antonio, Texas 78229

                  Re: Certain Federal Income Tax Consequences of Transaction Between Leeb Personal Finance Fund and the Leeb Value Fund

Ladies and Gentlemen:

     You requested our advice as to whether the acquisition by the Leeb Value Fund (the "Value Fund") of all of the property, assets and goodwill of the Leeb Personal Finance Fund (the "Personal Finance Fund") in exchange solely for shares of beneficial interest in the Value Fund, followed immediately by the Personal Finance Fund's transfer of such shares to the shareholders of the Personal Finance Fund in exchange for and in cancellation of the stock of the Personal Finance Fund, will qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as presently in force (the "Code"). Our opinion does not address any other question of federal tax law, nor does it address the characterization of the transaction for state or local income tax purposes.

     The opinions expressed below are based upon the Code, the Income Tax Regulations issued thereunder, existing judicial authority, and current administrative rulings, and practice, all of which are subject to change, prospectively or retroactively, at any time. We assume no obligation to modify or supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

     In connection with the rendering of this opinion, we have reviewed, and our conclusions herein are based upon, the Agreement and Plan of Reorganization, dated as of May 16, 1996 (the "Agreement"), a copy of which is attached as Exhibit A, and the combined Leeb Personal Finance Fund and Leeb Value Fund Proxy Statement and Prospectus dated October 15, 1996, a copy of which is attached as Exhibit B. We have also relied upon an Officer's Certificate, dated September 17, 1996, of Frank E. Holmes, the Chief Executive Officer and a Director of United Services Advisors, Inc., a copy of which is attached as Exhibit C, and an Officer's Certificate, dated September 18, 1996, of Dr. Stephen Leeb, the Chief Investment Officer of Leeb Investment Advisors and the President of Leeb Personal Finance Investment Trust, a copy of which is attached as Exhibit D. Any inaccuracy in, or breach of, any such representation or assumption could adversely affect our opinion. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

     Based on and subject to the foregoing, we are of the following opinions:

          (i) The acquisition by the Value Fund of all of the assets of the Personal Finance Fund as provided for in the Agreement in exchange for Value Fund shares will quality as a reorganization within the meaning of Section 368(a) of the Code. The Personal Finance Fund and Value Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

         (ii) no gain or loss will be recognized by the Personal Finance Fund upon the transfer of all of its assets to the Value Fund in exchange solely for voting shares of the Value Fund;

        (iii) no gain or loss will be recognized by the Value Fund upon the receipt of all of the assets of the Personal Finance Fund in exchange solely for voting shares of the Value Fund;

         (iv) the basis of the assets of the Personal Finance Fund received by the Value Fund will be the same as the basis of such assets to the Personal Finance Fund immediately prior to the exchange;

          (v) the holding period of the assets of the Personal Finance Fund received by the Value Fund will include the period during which such assets were held by the Personal Finance Fund;

         (vi) no gain or loss will be recognized to the shareholders of the Personal Finance Fund upon the exchange of their shares in the Personal Finance Fund for voting shares of the Value Fund;

        (vii) the basis of the Value Fund voting shares received by the Personal Finance Fund shareholders will be the same as the basis of the shares of the Personal Finance Fund surrendered in exchange therefor; and

       (viii) the holding period of the Value Fund voting shares received by the Personal Finance Fund shareholders will include the holding period of Personal Finance Fund shares surrendered in exchange therefor, provided that Personal Finance Fund shares were held as a capital asset on the date of the exchange.

     This opinion is solely for your information and it is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to or relied upon by any governmental agency or other person without the written consent of this firm. We understand for purposes of this transaction it will be necessary to file this opinion as an exhibit to SEC Form N-14.

                                   Very truly yours,



                                   /s/ Fried, Frank, Harris, Shriver & Jacobson
                                   ------------------------------------
                                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON